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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




                                 DATE OF REPORT
                (Date of earliest event reported): August 5, 1999


                                EKCO GROUP, INC.
             (Exact name of registrant as specified in its charter)


                                     1-7484
                                   (Commission
                                  File Number)


             Delaware                                   11-2167167
          (State or other                             (IRS Employer
          jurisdiction of                           Identification No.)
          incorporation)


                          98 Spit Brook Road, Suite 102
                                Nashua, NH 03062
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:  (603) 888-1212


                                       N/A
         (Former name or former address, if changed since last report.)
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ITEM 5.  OTHER EVENTS.

         On August 5, 1999, EKCO Group, Inc. ("EKCO"), a Delaware corporation, announced the signing of a definitive merger agreement pursuant to which CCPC Acquisition Corp. (the parent of Corning Consumer Products Company) has agreed to acquire EKCO (the "Merger Agreement") for $7.00 per share in a cash transaction valued at approximately $300 million, including the assumption of debt.

         Under the Merger Agreement, CCPC Acquisition Corp. and EG Two Acquisition Co., a subsidiary of CCPC Acquisition Corp., have agreed to commence an all-cash tender offer on or about August 12, 1999 for all of the outstanding common stock and Series B Convertible Preferred Stock of EKCO. The tender offer is expected to close by September 10, 1999, unless extended, and is subject to the valid tender of at least a majority of the outstanding EKCO shares on a fully diluted basis, and to customary government filings and other customary conditions. The tender offer is to be followed by a merger of EG Two Acquisition Co. with and into EKCO, with EKCO as the surviving corporation.

         On August 5, 1999, EKCO issued a press release with respect to the Merger Agreement and the transactions contemplated thereby.

         The Merger Agreement and press release are attached hereto as Exhibits
2.1 and 99.1 respectively, and are incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  2.1 Agreement and Plan of Merger by and among EKCO Group, Inc., CCPC Acquisition Corp. and EG Two Acquisition Co., dated as of August 5, 1999.

                  99.1     Press Release dated August 5, 1999.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      EKCO GROUP, INC.

Date:  August 5, 1999                 By:  /s/ J. Jay Althoff
                                          ----------------------------------
                                          J. Jay Althoff
                                          Vice President and General Counsel